Exhibit 99.4

Letter to DTC Participants Regarding

Offer to Exchange 5.25% Senior Notes due 2022, Which Have Been
Registered Under the Securities Act of 1933, as Amended, for Any
and All Outstanding 5.25% Senior Notes due 2022

of

Grifols Worldwide Operations Limited
With an unconditional, full and irrevocable guarantee as to payment of principal and interest from
Grifols, S.A.
and various other Guarantors
Pursuant to the Prospectus dated            , 2015

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON              , 2015, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”).  TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

, 2015

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus dated        , 2015 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by Grifols Worldwide Operations Limited (the “Company”), to exchange up to $1,000,000,000 in aggregate principal amount of the Company’s 5.25% Senior Notes due 2022 (the “Exchange Notes”), which are unconditionally, fully and irrevocably guaranteed by the various guarantors listed on Annex A hereto (the “Guarantors”), and which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $1,000,000,000 in aggregate principal amount of the Company’s issued and outstanding 5.25% Senior Notes due 2022 (CUSIP Nos. 398435 AA5 and G41246 AA0) (the “Existing Notes”), which are unconditionally, fully and irrevocably guaranteed by the Guarantors, upon the terms and subject to the conditions set forth in the prospectus dated   , 2015 and the related Letter of Transmittal.  The Prospectus and Letter of Transmittal more fully describe the Exchange Offer.  Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

The Company and the Guarantors have filed a registration statement, which became effective under the Securities Act on         , 2015, to register the Exchange Notes under the Securities Act.

We are asking you to contact your clients for whom you hold Existing Notes registered in your name or in the name of your nominee.  In addition, we ask you to contact your clients who, to your knowledge, hold Existing Notes registered in their own name.

Enclosed are copies of the following documents:

1.             the Prospectus;

2.             the Letter of Transmittal for your use in connection with the tender of Existing Notes and for the information of your clients;

3.             the Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Existing Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

4.             a form of letter that may be sent to your clients for whose accounts you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5.             guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on           , 2015, unless extended by the Company.  We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, at the address and telephone numbers set forth below.

Very truly yours,

The Bank of New York Mellon Trust Company, N.A.,
as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attention: Mr. Chris Landers
(315) 414-3362

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

ANNEX A

Guarantors

Guarantor	Jurisdiction of Incorporation or Organization
Grifols, S.A.	Spain
Biomat USA, Inc.	Delaware, United States
Grifols Biologicals Inc.	Delaware, United States
Grifols Diagnostic Solutions Inc. (f/k/a Grifols Chiron Diagnostics Corp.)	Delaware, United States
Grifols Shared Services North America, Inc. (f/k/a Grifols Inc.)	Virginia, United States
Grifols Therapeutics, Inc.	Delaware, United States
Grifols Worldwide Operations USA, Inc.	Delaware, United States
Instituto Grifols, S.A.	Spain